ASSURED GUARANTY LTD.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009 and as amended by the First, Second, Third, Fourth and Fifth Amendments)

Mayer Brown LLP

ASSURED GUARANTY LTD.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
SECTION 1
GENERAL
1.1.    Purpose and Effective Date. Assured Guaranty Ltd. (the “Company”) has established the Assured Guaranty Ltd. Employee Retirement Plan (the “Retirement Plan”) to provide retirement income for its eligible employees and the eligible employees of each Related Company (as defined in subsection 1.2) which, with the consent of the Company, adopts the Plan. Contrary to the desire of the Company, the amount of contributions which may be made to the Retirement Plan for the benefit of an employee may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986 of the United States of America, as amended (the “Code”). The Company has established the Assured Guaranty Ltd. Supplemental Employee Retirement (the “Plan”) to assure that affected individuals will receive benefits in amounts comparable to the amounts that they would have received under the Retirement Plan if such limitations of the Code did not apply to the Retirement Plan. The Plan also allows for additional contributions to provide additional retirement security for the participants. The provisions set forth herein constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2009 (the “Effective Date”), subject to the following:

(a)
The Plan as set forth herein shall apply to distributions under the Plan commencing on or after the Effective Date (excluding payments made before or made after the Effective Date that are part of a series of installment payments that commenced prior to the Effective Date); provided that payments which commenced prior to the Effective Date will be subject to the applicable provisions of the Plan as in effect prior to the Effective Date.

(b)
All amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005.

1.2.    Employers and Related Companies. The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code. The Company and each Related Company, which, with the Company’s consent, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”.
1.3.    Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee appointed by the Company to act under the Retirement Plan; provided, however, that, subject to the terms of the Plan, payment of any benefits to, or on behalf of Participants pursuant to Section 3 may be made at the direction of any two of the following officers of the Company: (a) Chief Executive Officer (b) Chief Financial Officer, or (c) General Counsel. In controlling and managing the operation and administration of the Plan, the Committee shall have the same rights, powers and duties as those delegated to it under the Retirement Plan, which includes full and discretionary power and authority to interpret and construe the provisions of the Plan and to determine the amount of benefits and the rights or eligibility of employees or Participants (as defined in subsection 2.1) under the Plan, and such other power and authority as may be necessary to discharge its duties hereunder. Any interpretation of the Plan and any decision made by the Committee on any matter within the discretion of the Committee shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable. The Committee may delegate such of its ministerial or discretionary duties and functions as it may deem appropriate to any employee or group of employees of any Employer.
1.4.    Applicable Laws. The Plan shall be construed and administered in accordance with the laws of Bermuda.
1.5.    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
1.6.    Plan Year. The “Plan Year” shall be the twelve-consecutive month period beginning on each January 1.
1.7.    Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.
1.8.    Form and Time of Elections. Unless otherwise specified herein or as otherwise permitted by the Committee, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing to the Committee; provided, however, that any such election or consent shall be irrevocable to the extent required by Section 409A.
1.9.    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
1.10.    Action by Employers. Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.
1.11.    Limitations on Provisions. The provisions of the Plan and any benefits payable hereunder shall be limited as described herein. Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and conditions of the applicable Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.
1.12.    Assignment and Alienation; Forfeitures. The benefits payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily pledged, assigned, alienated, transferred or otherwise anticipated. In the event a Participant or Beneficiary attempts to do so, any amount that is subject to the purported pledge, assignment, alienation, transfer or other anticipation shall be immediately forfeited and neither the Participant nor his Beneficiary shall have any further rights to such benefits.
Section 1A
FREEZING OF THE PLAN
1A.1.    Purpose, Use of Terms. Effective September 30, 2012, the Plan is frozen with respect to Participants and additional amounts as described in this Section 1A. The purpose of this Section 1A is to set forth special provisions that apply to the freezing of the Plan. Except where the context indicates the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Section 1A. The provisions of this Section 1A shall modify and supersede the provisions of the Plan to the extent inconsistent therewith.
1A.2.    Freezing of Participation. No individual who is not a Participant in the Plan on September 30, 2012 shall be eligible to become a Participant in the Plan.
1A.3.    Cessation of Crediting Amounts to Accounts. For periods on and after September 30, 2012, no additional amounts will be credited to any Accounts under the Plan pursuant to Section 3 thereof (other than Deemed Dividends and amounts attributable to Deemed Dividends with respect Accounts invested in Units in the Employer Stock Fund as of September 30, 2012).
SECTION 2
PARTICIPATION
2.1.    Participation. Each employee of an Employer shall become a “Participant” as of the earlier of the date on which he becomes a participant in the Retirement Plan or the date on which he is designated as a Participant by the Committee. Once an eligible employee becomes a Participant in the Plan, as long as he continues to have an Account balance under the Plan he will remain a Participant for all purposes under the Plan, except for purposes of the contribution provisions of Section 3. However, U.S. taxpayer employees of Assured Guaranty Re Ltd. in Bermuda shall not accrue additional benefits under the Plan on and after January 1, 2009, except that this sentence shall not apply to those who are required to participate in the plan maintained by Assured Guaranty Ltd. in accordance with the Bermuda National Pension Scheme (Occupations Pensions) Act 1998, as amended). For the avoidance of doubt, the preceding sentence shall not affect the continuing adjustment of Accounts for investment experience in accordance with the Plan, and further provided that the preceding sentence shall not require accelerated distribution of Accounts under the Plan.
2.2.    Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
SECTION 3
AMOUNT AND PAYMENT OF PLAN BENEFIT
3.1.    Accounts. The Committee shall maintain “Supplemental Accounts” in the name of each Participant under the Plan which will reflect the amount, expressed in United States dollars, to which the Participant may become entitled under the Plan. A Participant’s Supplemental Accounts shall be credited in each Plan Year as follows:

(a)
For any Plan Year, in the event the Participant's before-tax elective contributions to the Retirement Plan are limited by the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, his compensation for the Plan Year will continue to be reduced by, and the Participant’s Supplemental Before-Tax Account credited with, an amount equal to the amount of before-tax elective contributions that would have been made under the Retirement Plan had the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, not applied to him, and for this purpose it shall be assumed that the Participant makes the maximum before-tax elective contributions to the Retirement Plan (regardless of whether the Participant in fact makes the maximum contribution); provided, however, that such continuing before-tax elective contributions to this Plan shall be made pursuant to an election made by the Participant prior to the beginning of the Plan Year (or with respect to a newly-eligible Participant, within 30 days of first becoming eligible to participate, which election shall apply only to compensation payable after the date of such election), which election shall indicate the percentage of compensation to be contributed to this Plan after before-tax elective contributions to the Retirement Plan have been limited under sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code. Such election with respect to a Plan Year shall be irrevocable on and after the beginning of that Plan Year. Credits to the Participant's Supplemental Before-Tax Account pursuant to this paragraph 3.1(a) shall be made at the same time that before-tax elective contributions would otherwise have been credited to his accounts under the Retirement Plan.

(b)
Subject to the requirements of paragraph 3.1(a), for any Plan Year, a Participant's Supplemental Matching Account shall be credited with an amount equal to the difference, if any, between (a) the matching contributions that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof and based on his before-tax elective contributions under the Retirement Plan and this Plan, determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of matching contributions made to the Retirement Plan on behalf of the Participant, or if greater, the amount of matching contributions that would have been made to the Retirement Plan if the Participant made the maximum before-tax elective contributions to the Retirement Plan (regardless of whether the Participant in fact makes the maximum contribution). Credits to the Participant's Supplemental Matching Account pursuant to this paragraph 3.1(b) shall be made at the same time that matching contributions would otherwise have been credited to his accounts under the Retirement Plan.

(c)
A Participant’s “Discretionary Matching Contribution Account” shall be credited for a Plan Year in the amount, if any, determined by the Company in its sole discretion, on behalf of each Participant who is employed by an Employer on the last day of that year, and with respect to whom before-tax contributions that could have been made by the Participant to the Retirement Plan have been limited for such Plan Year as a result of the application of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code. Such Discretionary Matching Contribution shall be expressed as a percentage of the contribution credited to the Participant’s Supplemental Before-Tax Account pursuant to paragraph (a) above and, in the discretion of the Company, the maximum before-tax elective contributions to the Retirement Plan (regardless of whether the Participant in fact makes the maximum contribution); provided, however, that the Discretionary Matching Contribution with respect to any Plan Year shall not exceed fifty percent of that portion of the sum of the Participant’s before-tax elective contribution to the Retirement Plan (based on the assumption that the Participant made the maximum before-tax elective contribution to the Retirement Plan) and the Participant’s before-tax elective contribution to this Plan which does not exceed six percent (one percent with respect to a Participant who is also an active participant in the Assured Guaranty Bermuda Pension Plan, as defined in the Retirement Plan) of the Participant’s compensation (as defined in the Retirement Plan, but disregarding the limitations therein) for that Plan Year.

(d)
For any Plan Year, a Participant's Supplemental Core Account shall be credited with an amount equal to the difference, if any, between (a) the Employer Core Contribution that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof determined without regard to the limitations of sections 401(a)(17) or 415 of the Code (assuming the Participant made the maximum contributions to the Retirement Plan, regardless of whether the Participant in fact makes the maximum contribution) and (b) the amount of the Employer Core Contributions that would have been made to the Retirement Plan on behalf of the Participant (assuming the Participant made the maximum contributions to the Retirement Plan, regardless of whether the Participant in fact makes the maximum contribution, and assuming that such contributions would be subject to the limits of sections 401(a)(17) and 415 of the Code). Credits to the Participant's Supplemental Core Account pursuant to this paragraph 3.1(d) shall be made at the same time that Employer Core Contributions would otherwise have been credited to his accounts under the Retirement Plan.

(e)
For any Plan Year, a Participant’s Supplemental Core Account may be credited with an additional amount, as determined by the Company in its sole discretion, which amount, if any, shall be allocated to the accounts of that group of Participants designated by the Company it its sole discretion. Such “Discretionary Core Contribution” shall be allocated to the accounts of such designated Participants in an amount equal to a percentage of each such Participant’s compensation for the Plan Year. Credits to the Participant's Supplemental Core Account of a Discretionary Core Contribution pursuant to this paragraph 3.1(e) shall be made as soon as practicable following the Company’s determination to credit such Discretionary Core Contribution.

3.2.    Adjustment of Accounts. Each Participant’s Accounts shall be adjusted in accordance with this Section 3 in a uniform manner as of each Valuation Date, as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsection 3.1 that have not previously been credited.
Except as otherwise designated by the Committee, the term “Valuation Date” means the last day of each calendar quarter.

3.3.    Investment Return Rates. The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Supplemental Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 3.4 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this subsection 3.3, including the Employer Stock Fund (as defined in Exhibit B) subject to the rules and regulations set forth in Exhibit B.
3.4.    Participant Selection of Investment Return Rate. The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time to time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification; and provided further that the Participant’s selection of the Employer Stock Fund as an Investment Return Rate is subject to the rules and regulations set forth in Exhibit B.
3.5.    Statement of Accounts. As soon as practicable after the last day of each Plan Year, the Committee will cause to be delivered to each Participant a statement of the balance of his Supplemental Account as of that day.
3.6.    Distribution. Subject to the following provisions of this subsection 3.6 and subsection 3.8, a Participant’s Supplemental Account balance shall be payable to the Participant in accordance with the rules and regulations set forth in Exhibit A, which forms part of the Plan, and in accordance with such other restrictions and limitations imposed by the Committee and applicable law. Subject to any applicable currency exchange laws, payments shall be made in such currency as the Committee shall elect, based on the currency exchange rate of the Trustee of the Retirement Plan as of the date of payment. In the event of a Participant’s death, the amount which would otherwise be payable to the Participant shall be paid to one or more beneficiaries designated by the Participant for purposes of the Plan in a writing filed with the Committee prior to the date of death. Any such designation shall cancel any previous designation by the Participant. If no such designation is on file on the date of the Participant’s death, or if the designated beneficiary predeceases the Participant, the Participant’s Supplemental Account balance shall be paid to the Participant’s estate.
3.7.    Distributions to Persons Under Disability. In the event a Participant or his beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.
3.8.    Forfeiture of Certain Accounts. Notwithstanding any provision of the Plan to the contrary, in no event shall any amount attributable to the Participant’s Supplemental Matching Account, Supplemental Discretionary Matching Account, and Supplemental Core Account be payable to or on account of a Participant whose Termination Date occurs prior to the Participant’s completion of twelve consecutive months of employment with an Employer for any reason other than the death of the Participant or if the Participant attains age 65; provided, however, for purposes of this sentence, each Participant who was an employee of ACE Limited or a subsidiary of ACE Limited immediately prior to the Effective Date and who became an employee of an Employer in connection with the initial public offering of shares of Assured Guaranty Ltd shall be credited with twelve consecutive months of service of employment with the Employers on the later of the Effective Date or the first date on which he is employed by an Employer.
3.9.    Termination Date. A Participant’s “Termination Date” is the date on which the Participant ceases to be employed by the Company and all of the Related Companies, subject to the following:

(a)
The employment relationship will be deemed to have ended at the time the Participant and his employer reasonably anticipate that the level of bona fide services the Participant would perform for the Company and the Related Companies after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Related Companies if the Participant has performed services for the Company and the Related Companies for less than 36 months). In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Participant continuing to be on the Company's and the Related Companies' payroll after such date.

(b)	The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(c)
The determination of a Participant’s termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or a Related Company will be made in accordance with Treas. Reg. §1.409A-1(h).

3.10.    Transfers from ACE Limited Supplemental Retirement Plan. Each employee of an Employer who satisfies the following conditions shall have an Account established on his behalf under the Plan, and such Account shall be credited with an amount reflecting amounts attributable to such individual’s participation in the ACE Limited Supplemental Retirement Plan:

(a)	the Participant was an employee of ACE Limited or a subsidiary of ACE Limited immediately prior to the Effective Date;

(b)	the Participant became an employee of an Employer in connection with the initial public offering of shares of the Company; and

(c)	the Participant was a participant in the ACE Limited Supplemental Retirement Plan.
An employee of an Employer who satisfies the foregoing conditions shall become a Participant in the Plan in accordance with the terms and conditions of the Plan. If an employee of an Employer is not otherwise eligible to participate in the Plan, he shall be treated as a Participant only with respect to amounts credited to his Accounts which are attributable to the obligations assumed by his Employer from the ACE Limited Supplemental Retirement Plan until such employee has met the requirements for participation in the Plan. The Accounts of each Participant under the Plan, including any portion of an Account transferred pursuant to this subsection 3.10, shall be subject to the terms of the Plan, including, but not limited to, the terms relating to Investment Return Rates and the restrictions regarding the forms and time of payment; and the portion of a Participant’s Account balances which is attributable to amounts transferred pursuant to this subsection 3.10 shall be payable from the Plan only after the date on which the Participant is otherwise eligible for a distribution from the Plan.
SECTION 4
SOURCE OF BENEFIT PAYMENTS
4.1.    Liability for Benefit Payments. The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer of the Participant with respect to whom the benefit is payable; provided, however, that if a Participant has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be that portion accrued while the Participant was employed by that Employer, and earnings on such portion; and provided further, that if any portion of a Participant’s Plan benefit is attributable to amounts transferred to the Plan pursuant to subsection 3.10 of the Plan, that portion of the Participant’s benefit attributable to such transferred amounts, and earnings on such portion, shall be payable by the Employer that assumed the obligation to pay such transferred benefit to the Participant. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.
4.2.    No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.
4.3.    Successors. The obligations of the Company and each Employer under the Plan shall be binding on any assignee or successor in interest thereto. Prior to any merger, consolidation or sale of assets, the Company, or if applicable, the Employer, shall require any such successor to expressly assume all of the Company’s, or if applicable, all of the Employer’s, obligations under the Plan.
SECTION 5
CLAIMS ADMINISTRATION
5.1.    General. The Committee shall, in its sole discretion, determine if a Participant is entitled to receive payment of a benefit under the Plan. If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Committee, he or she must file a written notification of his or her claim with the Committee.
5.2.    Claims Procedure. Upon receipt of any written claim for benefits, the Committee shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Committee determines that the claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Committee may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Committee determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Committee, the Committee shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Section 5.
5.3.    Right of Appeal. A claimant who has a claim denied wholly or partially under subsection 5.2 may appeal to the Committee for reconsideration of that claim. A request for reconsideration under this subsection 5.3 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under subsection 5.2.
5.4.    Review of Appeal. Upon receipt of an appeal the Committee shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Committee shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Committee’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Committee may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Committee determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.
5.5.    Designation. The Committee may designate any other person of its choosing to make any determination otherwise required under this Section 5. Any person so designated shall have the same authority and discretion granted to the Committee hereunder.
SECTION 6
AMENDMENT AND TERMINATION
The Company may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant to benefits credited to a Participant’s account under the Plan as of the date immediately prior to the date of the amendment or termination (but subject to losses and earning allocable to such account after the date of the amendment or termination) without the consent of the Participant. The Company, by Plan amendment or termination, may prospectively eliminate the right to have amounts credited to any Supplemental Account pursuant to the provisions of subsection 3.1 or subsection 3.3, or reduce the amount which is required to be credited to any such account pursuant to those provisions. In no event may any such amendment, modification, or termination be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A.
Exhibit A
ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Distribution Rules and Regulations
Subject to such restrictions and limitations as may be imposed by the Committee, the following shall apply to the distribution of a Participant’s Supplemental Account balances:

A-1. Commencement of Distribution. Payment of the Participant’s Supplemental Account balances shall be made (or, if payment is made in installments, shall commence) within 60 days of the Participant’s Termination Date, subject to the following:

(a)
If the Participant becomes Permanently Disabled prior to his Termination Date (regardless of whether the Participant remains employed for a period after becoming Permanently Disabled), the Participant’s Supplemental Account balances will be paid in a lump sum within 60 days of becoming Permanently Disabled, without regard to any election made by the Participant to receive installments. A Participant will be considered to be “Permanently Disabled” for purposes of the Plan if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).

(b)	If the Participant’s Termination Date is his date of death, the Participant’s Supplemental Account balances will be paid in a lump sum within 60 days of death.

(c)
If a Participant is a Specified Employee at the time of his Termination Date, and payment of benefits under the Plan is by reason of the Participant’s Termination Date, payments of benefits under the Plan may not be paid before the date that is six months after the Participant’s Termination Date or, if earlier, the date of death of the Participant. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this paragraph (c) shall be paid on the first day of the seventh month following the Termination Date. For purposes of the Plan, the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his delegate from time to time.

A-2. Lump Sum Distribution. Except to the extent provided in subsection A-3, a Participant’s Supplemental Account balances will be paid in a lump sum in an amount equal to the Participant’s Supplemental Account balances determined as of the Valuation Date next prior to the Benefit Commencement Date.

A-3. Installments. A Participant may elect to have his Supplemental Account balances paid in annual installments over a period elected by the Participant not exceeding five years, subject to the following:

(a)
Payment will be made in installments rather than a lump sum only if, at the time of the Participant’s Termination Date, (i) the Participant has attained at least age 55, (ii) the Participant has completed at least five Years of Service, and (iii) the amount of the Participant’s Supplemental Account balances is equal to or greater than $50,000 as of the Valuation Date coincident with or immediately prior to the Participant’s Termination Date. A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

(b)
Payment will be made in installments rather than a lump sum only if the Participant’s election to receive such installments is filed with the Committee no later than the 30th day following the date on which the Participant first becomes eligible to participate in the Plan in accordance with subsection 2.1.

(c)	If the Participant dies while receiving installments, the Participant’s remaining Supplemental Account balances will be paid in a lump sum within 60 days of death.

(d)
The amount of each installment paid under this subsection A-3 will equal the result of dividing the Participant's Supplemental Account balances (determined as of the most recent Valuation Date occurring before the date on which such payment is made) by the number of installments remaining immediately before the payment.

(e)
The second, third, fourth, and fifth annual installments (as applicable) will be paid during the first, second, third, and fourth calendar years, respectively, after the calendar year in which the Participant’s Termination Date occurs; provided that (i) the time of payment within the calendar year will be determined by the Committee, except that the installment payable in each such calendar year will be paid not more than 30 days after the anniversary of the Termination Date that occurs in that calendar year; and (ii) the payment of the first and second installments will be subject to paragraph A-1(c) hereof (relating to the six-month delay for Specified Employees).

A-4. Unforeseeable Emergency. The Committee may permit the distribution of all or a portion of a Participant’s Account if the Committee, in its sole discretion, determines that the Participant has experienced an unforeseeable emergency, but only to the extent, if any, that such distribution would satisfy the requirements of Treas. Reg. §1.409A-3(i)(3). Upon a distribution to a Participant under this subsection A-4, the Participant’s deferrals shall cease and no further deferrals shall be made for such Participant for the remainder of the Plan Year.

A-5. Adjustments Prior to Commencement Date and During Installments. Prior to payment of a Participant’s Supplemental Account balances in a lump sum, and during the period installments are being paid under subsection A-3, the remaining balances in the Participant's Supplemental Accounts shall continue to be invested at the direction of the Participant and credited with earnings or losses in accordance with the provisions of the Plan.

A-6. Section 457A of the Code. Notwithstanding anything in the Plan to the contrary, amounts deferred under the Plan that would otherwise be subject to Section 457A of the Internal Revenue Code of 1986 (the “Code”) except for the fact that the amounts are attributable to services performed prior to January 1, 2009 shall be distributed to a Participant (to the extent not previously distributed) in a single lump sum payment on January 1, 2017 (or, for any Participant who has a tax year other than the calendar year, the first day of the last taxable year beginning prior to January 1, 2018).

Exhibit B
ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Employer Stock Fund Rules and Regulations
Subject to the following restrictions and limitations, Participants may elect the Employer Stock Fund as an Investment Return Rate alternative for all or a portion of their Accounts. To the extent that the “Employer Stock Fund” is chosen as a Participant’s Investment Return Rate for all or a portion of an Account, the Account will be credited with Units, with each such Unit representing the right to receive one share of common stock of the Company (“Shares”) upon a distribution from the Plan pursuant to Exhibit A. The number of Units credited to such Participant’s Account will be equal to the number of Shares which could have been purchased with the value of the Account deemed invested in the Employer Stock Fund based on the fair market value of a Share at the time of such deemed purchase.
B-1. Eligibility. Participants who are selected by the Committee are eligible to invest all or a portion of their Accounts in the Employer Stock Fund.
B-2. Allocations to Employer Stock Fund. A Participant may elect to have all or a portion of such Participant’s Account allocated to the Employer Stock Fund. Any such election under this subsection B-2 will be effective not earlier than the date the election is filed with the Committee or its delegate. Such election to allocate a portion of such Account to the Employer Stock Fund shall be irrevocable, and any such portion of the Participant’s Account allocated to the Employer Stock Fund shall remain allocated to the Employer Stock Fund until the Participant receives a distribution from the Plan pursuant to Exhibit A with the number of Shares to be distributed to such Participant equal to the number of Units held in such Participant’s Account. An election to allocate a portion of a Participant’s Account to the Employer Stock Fund may only be made at a time when a Participant would be permitted to purchase or sell actual Shares in accordance with the Policy on Trading in Securities Related to Assured Guaranty Ltd. or any of its Subsidiaries, as from time to time in effect, or any replacement policy relating to trading in the Company’s securities (the “Insider Trading Policy”). To the extent permitted by the Committee, a Participant may elect to have amounts which are first credited to the Participant’s Account credited directly to the Employer Stock Fund, provided, however that such election regarding initial contributions shall be subject to the same requirements and restrictions described above in this subsection B-2 with respect to elections to have an existing portion of a Participant’s Account allocated to the Employer Stock Fund.
B-3. Dividends. To the extent that any record date for dividends on Shares occurs during the period in which all or a portion of a Participant’s Account is allocated to the Employer Stock Fund, the Participant’s Account will be credited with an amount equal to the dividends that would be payable with respect to such Units, determined as though each Unit credited to the Participant’s Account was a Share (the “Deemed Dividends”). The Deemed Dividends shall be credited to an Investment Return Rate that is a money market fund or other similar Investment Return Rate selected by the Committee.

Exhibit C
ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Account Balances Transferred From the Assured Guaranty Ltd. Supplemental Employee Retirement Plan to the Assured Guaranty Corp. Supplemental Executive Retirement Plan
Effective January 6, 2012, the Company shall transfer the Account balances of Participants in the Plan who are US Taxpayers to the extent such Accounts are invested in a Investment Return Rate alternative other than Units in the Employer Stock Fund (such transferred account balances referred to herein as the “Transferred Accounts”) from the Plan to the Assured Guaranty Corp. Supplemental Executive Retirement Plan (the “AGC Plan”). The Transferred Accounts shall be subject to the terms of the AGC Plan, including, but not limited to, Exhibit B of the AGC Plan. The transfer shall not include that portion of any Account invested in Units in the Employer Stock Fund.

Exhibit D
ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Account Balances Transferred From the Assured Guaranty Ltd. Supplemental Employee Retirement Plan to the Freisenbruch Meyer Pension Trust
Effective October 1, 2012, the Company shall transfer the Account balances of each Participant in the Plan, other than any Account or portion of Accounts invested in Units in the Employer Stock Fund, (such transferred Account balances referred to herein as the “Transferred Accounts”) from the Plan to the Freisenbruch Meyer Pension Trust (“FMPT”); provided, however, that any transfer of a Participant’s Account balances shall be subject to such Participant’s consent as may be required by the Committee. Following transfer, the Transferred Accounts shall be subject to the terms of the FMPT. The transfer shall not include any Account or portion of any Account invested in Units in the Employer Stock Fund (including amounts attributable to Deemed Dividends). Effective October 1, 2012, and upon the transfer of the Transferred Accounts to the FMPT, the liability of the Employers for any benefit payments under the Plan shall cease, except with respect to all or a portion of any Account invested in Units in the Employer Stock Fund (including amounts attributable to Deemed Dividends).